EXHIBIT 3

INVESTMENT AGREEMENT

Execution Version

INVESTMENT AGREEMENT, dated as of August 19, 2018 (this “Agreement”), by and between Aegean Marine Petroleum Network, Inc., a Republic of the Marshall Islands corporation (the “Company”), and Mercuria Asset Holdings (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability (the “Investor” and, together with the Company, the “Parties” or individually a “Party”).

WHEREAS, one or more affiliates of the Investor (the “Lenders”) agreed to restructure the Company’s or certain of its subsidiaries’ current debt facilities by extending certain loans and agreeing to make certain amendments and modifications to or otherwise waive certain compliance with and/or defaults of certain provisions thereof and thereunder (such debt facilities, as amended, modified or waived, being collectively referred to as the “Credit Facilities”);

WHEREAS, in order to induce the Lenders to provide the Credit Facilities, the Company desires to issue and deliver to the Investor, and the Investor desires to acquire from the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, an aggregate of 17,458,038 shares (the “Issued Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, concurrently with the closing of the issuance of the Issued Shares, the Parties desire to execute and deliver to the other an Investor Rights Agreement, substantially in the form of Exhibit A hereto (the “Investor Agreement” and, together with this Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Credit Facilities and the Investor Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Issuance

SECTION 1.01. Issuance of Issued Shares. In consideration of the Lenders action in connection with the Credit Facilities, and on the terms and subject to the conditions set forth in this Agreement, the Investor shall acquire from the Company the Issued Shares, and the Company shall issue and deliver to the Investor, such Issued Shares, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities Laws (as defined below). For purposes of this Agreement, “Lien” means any interest in any property or asset, whether real, personal or mixed, or tangible or intangible, securing an obligation owed to, or a claim by, a Person other than the owner of such property or asset, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

SECTION 1.02. Closing. The closing of the issuance by the Company of the Issued Shares to the Investor (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 9:00 a.m., New York City time, on August 20, 2018, or at such other place, time and date as shall be agreed between the Company and the Investor (the “Closing Date”). At the Closing, to effect the issuance of the Issued Shares, (i) the Company shall deliver to the Investor evidence that the Issued Shares have been credited to book-entry accounts maintained by the Company’s transfer agent, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities Laws, (ii) the New York Stock Exchange shall have approved the Company’s Supplemental Listing Application for the Issued Shares and authorized, upon official notice of issuance, the listing of the Issued Shares, (iii) the Company shall have delivered an opinion addressed to the Investor from Reeder & Simpson, P.C., Marshall Islands legal counsel to the Company, dated as of the Closing Date, in the form and substance attached hereto as Exhibit B and (iv) each of the Company and the Investor shall execute and deliver to the other the Investor Agreement.

ARTICLE II

Representations and Warranties of the Company

Except as disclosed in the Company SEC Documents (as defined below) filed since January 1, 2018, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, the Company represents and warrants to Investor:

SECTION 2.01. Organization; Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of The Marshall Islands and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted in all material respects. For the purpose of this Agreement, “Law” or “Laws” means any foreign, state, federal and local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, rulings, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, permits and determinations of any Governmental Entities; and “Governmental Entities” means any federal, state, municipal or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency (including the SEC, as defined below), court, commission or other entity or self-regulatory organization or arbitral body (public or private).

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SECTION 2.02. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of August 14, 2018 (the “Capitalization Date”), (i) 40,735,422 shares of Common Stock were issued and outstanding, (ii) 1,971,639 shares of Common Stock were held by the Company in its treasury, (iii) 5,091,402 shares of Common Stock were reserved and available for issuance pursuant to the Company’s 2015 Equity Incentive Plan (of which 700,000 have been approved for issuance and 3,700,000 are reserved for issuance upon the exercise of the options set forth in the following clause (iv)), (iv) 3,700,000 shares of Common Stock were subject to outstanding options, (v) an aggregate principal amount of $94.55 million of the Company’s 4.00% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) was outstanding, (vi) an aggregate principal amount of $172.50 million of the Company’s 4.25% Convertible Senior Notes due 2021 (the “2021 Convertible Notes” and, together with the 2018 Convertible Notes, the “Convertible Notes”) was outstanding, (vii) a number of shares sufficient to satisfy the conversion privilege of any Convertible Notes are available and (viii) no shares of Preferred Stock were issued or outstanding.

(b) Except as described in Section 2.02(a), as of the Capitalization Date, there were no (i) outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) outstanding options, warrants, stock appreciation rights, phantom stock rights, rights (including preemptive) or other commitments or agreements to acquire from the Company or any of its subsidiaries, or that obligate the Company or any of its subsidiaries to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, or (iv) obligations of the Company or any of its subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”). Except with respect to the Company’s 2015 Equity Incentive Plan and the Convertible Notes, there are no outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Other than the Investor Agreement, none of the Company or any subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or any other agreement relating to the disposition, voting or dividends with respect to any such stock, securities or interests.

(c) Since the Capitalization Date, the Company has not (i) issued any Company Securities (other than the Issued Shares) or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon, other than in connection with the vesting, settlement or exercise of the options referred to above that were outstanding as of the Capitalization Date, or (ii) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

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SECTION 2.03. Due Issuance. The Issued Shares have been duly authorized and, when issued pursuant to the terms of this Agreement, validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities or similar Laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions on transfer imposed by the Securities Act of 1933 (as amended from time to time, the “Securities Act”), and any other applicable securities Laws. The Issued Shares, when issued, will have the terms and conditions and entitle the holder thereof to the rights set forth in the Company’s Amended and Restated Articles of Incorporation dated June 6, 2005 (the “Charter”) and the Company’s Second Amended and Restated Bylaws dated May 27, 2015 (the “Bylaws” and, together with the Charter, the “Organizational Documents”), as such documents may be amended from time to time.

SECTION 2.04. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the Investor Agreement and to perform its obligations thereunder. The execution, delivery and performance by the Company of this Agreement and the Investor Agreement have been duly authorized and approved by the Company’s Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the Investor Agreement. This Agreement has been, and the Investor Agreement will be on the Closing Date, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Investor, this Agreement constitutes, and the Investor Agreement will on the Closing Date constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement and the Investor Agreement by the Company do not and will not (i) conflict with or result in a breach or violation of any provision of the Organizational Documents, (ii) (x) conflict with or result in a material breach or violation of any of the terms, conditions or provisions of, or constitute a material default (or constitute an event which, with notice or lapse of time or both, would constitute a material violation or default) under, any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Company or any of its subsidiaries is a party or accelerate any obligations or rights under or to the loss of a benefit under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law applicable to the Company or any of its subsidiaries or (z) result in the creation of any Lien upon any properties or assets of the Company or any of its subsidiaries.

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SECTION 2.05. Governmental Approvals. Except for the approval of the Issued Shares for listing on the New York Stock Exchange, subject to official notice of issuance, and the filing with the U.S. Securities and Exchange Commission (the “SEC”) of such current reports and other documents, if any, required to be filed with the SEC under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or the Securities Act in connection with this Agreement and the Investor Agreement, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity or any stock market or stock exchange on which shares of Common Stock are listed for trading are necessary for the execution and delivery of the this Agreement and the Investor Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give, would not, individually or in the aggregate, reasonably be expected to be material.

SECTION 2.06. No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with the execution, delivery and performance of this Agreement or the Investor Agreement by the Company. For the purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity or entity similar in nature or structure to the foregoing.

SECTION 2.07. Compliance with Laws. The Company and its subsidiaries are, and have since January 1, 2017 been, in compliance, in all material respects, with all Laws to which the Company is subject. The Company and its subsidiaries hold all material licenses, permits, certifications, consents, registrations and approvals issued or granted by a Governmental Entity necessary to conduct its and their businesses as presently conducted.

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SECTION 2.08. Periodic Reports; No Undisclosed Liabilities. Except for the Annual Report on Form 20-F for the year ended December 31, 2017, all forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act (all such documents, including the exhibits thereto, prior to the date hereof, collectively, the “Company SEC Documents”) have been filed with the Commission on a timely basis. The Company SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”) filed with the SEC, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent filing with the SEC) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) with respect to the Company Financial Statements, were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (e) with respect to the Company Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated. The Company and its subsidiaries do not have any liabilities required by GAAP to be recognized on a condensed consolidated balance sheet of the Company, except (i) as reflected, reserved or disclosed in the Company Financial Statements included in the Company SEC Document as of and for the period ended December 31, 2016 (the “Reference Date”), (ii) as incurred since the Reference Date in the ordinary course of business, (iii) as have been discharged or paid in full in the ordinary course of business since the Reference Date, (iv) as incurred in connection with the transactions contemplated by this Agreement and (v) that are obligations to perform pursuant to the terms of any of material contracts. PricewaterhouseCoopers S.A is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

SECTION 2.09. Internal Accounting Controls. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the Reference Date, there has not been (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting or (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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SECTION 2.10. Litigation. There are no legal or governmental proceedings pending to which the Company or its subsidiaries is a party or of which any property or assets of the Company or its subsidiaries is the subject that would, in the aggregate, reasonably be expected to be material to the Company or would, in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Company of the performance of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby. To the Company’s knowledge, no such proceedings are threatened or contemplated by Governmental Entities or others.

SECTION 2.11. No Material Adverse Effect. Since December 31, 2016, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, stockholders’ equity or business of the Company and its subsidiaries taken as a whole.

SECTION 2.12. No General Solicitation; No Advertising. The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, Common Stock by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

SECTION 2.13. No Registration Required. Assuming the accuracy of the representations and warranties of Investor contained in Article III, the issuance and sale of the Issued Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized representative acting on its behalf (other than the placement agents as to whom no representation is made) has taken or will take any action hereafter that would cause the loss of such exemption.

SECTION 2.14. No Integration. Neither the Company nor any of its affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Issued Shares in a manner that would require registration under the Securities Act.

SECTION 2.15. Investment Company Status. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 2.16. Foreign Corrupt Practices Act, OFAC and AML.

(a) None of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any of their directors, officers, agents or employees, has in the past five (5) years (i) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their business and to which they are lawfully subject or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. No part of the proceeds from the issuance and sale of the Issued Shares pursuant to this Agreement will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of the FCPA.

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(b) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, is currently subject to any comprehensive U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not knowingly directly or indirectly use the proceeds from the issuance and sale of the Issued Shares pursuant to this Agreement or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) The Company is in compliance in all material respects with the provisions of the USA PATRIOT Act. On or prior to the Closing Date, the Company has provided to the Investor all information related to the Company (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Investor prior to the execution of this Agreement and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Investor.

SECTION 2.17. Taxes.

(a) All material Tax Returns that are required to be filed on or before the Closing Date by the Company or any of its subsidiaries have been or will be duly and timely filed, taking into account all permitted extensions, and all such Tax Returns are true, correct and complete in all material respects; all material Taxes of the Company or any of its subsidiaries that are due and payable (whether or not shown on a Tax Return) have been paid in full, except for amounts that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and all material withholding Taxes imposed on the Company or any of its subsidiaries that are due and payable have been paid in full, except for amounts that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; provided, that, for the purposes of this Section 2.17, “Tax” shall mean (i) any U.S. federal, state, local or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other similar assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto, and (ii) any amount described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6 or otherwise, “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed or required to be filed with a Governmental Entity, and “Taxing Authority” shall mean any Governmental Entity, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

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(b) None of the Company or any of its subsidiaries are the subject of any audit or other examination relating to Taxes, nor has the Company or any of its subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending. No written claim or deficiency for any Taxes has been asserted in writing by any Taxing Authority.

(c) There are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no Tax indemnification, Tax allocation or Tax sharing agreements under which the Company or any of its subsidiaries would reasonably be expected to be liable for the Tax liability of an entity other than the Company or any of its subsidiaries, other than any such agreements in Contracts not primarily related to Taxes.

(e) All transactions or arrangements made by the Company and its subsidiaries have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxing Authority in connection with any such transactions or arrangements.

(f) Neither the Company nor any of its subsidiaries (i) is treated for any Tax purpose as a resident in a country other than the country of its incorporation, except for (a) Aegean Marine Petroleum S.A.’s registered branches located in Greece and Cyprus, (b) Aegean Holdings S.A.’s registered branch located in Cyprus, (c) Aegean Petroleum International Inc.'s registered branch located in Greece, (d) all the shipowning subsidiaries of the Company, whose vessels are under the management  of Aegean Bunkering Services Inc.’s registered branch located in Greece, in respect of which a supplemental Greek tonnage tax regime applies in addition to that of the respective Flag Administrations and (e) the shipowning subsidiaries of the Company whose vessels operate in the Canary Islands, in respect of which a supplemental Spanish tonnage tax regime applies in addition to that of the respective Flag Administrations, or (ii) has a branch, agency or permanent establishment in a country other than the country of its incorporation, except for (a) Aegean Holdings S.A.’s registered branch located in Cyprus, (b) Aegean Marine Petroleum S.A.’s registered branches located in Greece and in Cyprus, (c) Aegean Petroleum International Inc.’s registered branches located in Greece and in Dubai,  (d) Aegean Oil Terminal Corporation’s registered branch located in Fujairah, (e)Aegean Bunkering Services Inc.'s registered branch located in Greece and (f) Aegean (Fujairah) Bunkering S.A. registered branch located in Fujairah.

(g) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries are or may be subject to taxation by that jurisdiction.

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ARTICLE III

Representations and Warranties of the Investor

The Investor represents and warrants to the Company:

SECTION 3.01. Organization and Authority. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other power and authority to carry on its business as presently conducted.

SECTION 3.02. Authorization; Enforceability. The Investor has all requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Agreement and the Investor Agreement. The execution, delivery and performance of this Agreement and the Investor Agreement by the Investor have been duly authorized by all necessary action on the part of the Investor. This Agreement has been and, as of the Closing Date, the Investor Agreement will be, duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 3.03. No Conflict. The execution and delivery by the Investor of this Agreement and, as of the Closing Date, the Investor Agreement do not and will not (a) conflict with, or result in any breach or violation of, its charter or bylaws (or similar governing documents), (b) (i) conflict with or result in a material breach or violation of any of the terms, conditions or provisions of, or constitute a material default (or constitute an event which, with or without notice or lapse of time, or both, would constitute a material violation or default) under, any Contract to which it is a party, or accelerate any obligations or rights under or to the loss of a benefit under, or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (ii) violate any material Law applicable to the Investor or (z) result in the creation of any lien, charge or encumbrance upon any properties or assets of the Investor, other than any such conflicts, violations, breaches, defaults, rights, losses or liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement or the Investor Agreement.

SECTION 3.04. Government Filings. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the Investor Agreement by the Investor and the performance by the Investor of its obligations thereunder.

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SECTION 3.05. Purchase for Investment. The Investor acknowledges that the Issued Shares will not have been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Issued Shares pursuant to an exemption from registration under the Securities Act solely for investment and for the Investor’s own account, not as nominee or agent, and with no present intention or view to distribute any of the Issued Shares to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of the Issued Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to the Issued Shares, fully understands the limitations on transfer and the restrictions on sales of such Issued Shares as provided for in the Securities Act and any other applicable securities Laws, (d) is able to bear the economic risk of its investment and afford the complete loss of such investment and (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

SECTION 3.06. No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, the Investor hereby acknowledges that neither the Company nor any of its subsidiaries has made or is making any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its representatives or any information developed by the Investor or any of its representatives.

SECTION 3.07. Arm’s Length Transaction. The Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated by this Agreement and the Investor Agreement. Additionally, the Investor (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters and (c) shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement and the Investor Agreement.

SECTION 3.08. Private Placement Consideration. The Investor understands and acknowledges that: (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the applicable securities Laws, (b) to its knowledge no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the issuance of the Issued Shares or any recommendation or endorsement thereof and (c) the Issued Shares are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Issued Shares may be resold without registration under the Securities Act only in certain limited circumstances.

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SECTION 3.09. No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with the execution, delivery and performance of this Agreement and the Investor Agreement by the Investor.

SECTION 3.10. Financial Capability. The Investor currently has capital commitments sufficient to, and on the Closing Date will have sufficient financial capability necessary to, consummate the Closing on the terms and conditions contemplated by this Agreement.

ARTICLE IV

Miscellaneous

SECTION 4.01. Announcements. Neither the Company nor the Investor shall make any public announcement with respect to the existence or terms of this Agreement without the prior approval of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 4.01 shall prevent any Party from making any public announcement it reasonably considers necessary in order to satisfy its obligations under applicable Law or under the rules of any securities exchange.

SECTION 4.02. Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed to have been delivered during the regular business hours of the recipient), or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by like notice):

(a) If to the Company:

Aegean Marine Petroleum Network Inc.

10 Akti Kondili 18545 Piraeus, Greece

Attn: Spyros Fokas

Email: S.Fokas@ampni.com

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with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Christian O. Nagler
Facsimile:	(212) 446-5974
Email:	cnagler@kirkland.com

(b) If to the Investor:

Mercuria Asset Holdings (Hong Kong) Limited

Jumeirah Lake Towers Unit n° Almas 63-a Almas Tower - Plot n° lt-2

Dubai UAE

Attention:	Henry Birt or Ghazi Mahmoodzaki S. Abualsaud
Email:	hbirt@mercuria.com and

gabu@mercuria.com

with a copy to:

Mercuria Energy Group Limited
50 Rue du Rhône

1204 Geneva

Switzerland

Attention:	François Sornay
Email:	fsornay@mercuria.com

Mercuria Energy Trading, Inc.

20 E. Greenway Plaza, Suite 650

Houston, Texas 77046

Attention:	Mark L. Greenberg
Email:	mgreenberg@mercuria.com

Milbank, Tweed, Hadley & McCloy
28 Liberty Street
New York, New York 10005

Attention:	Scott W. Golenbock
Email:	sgolenbock@milbank.com

For purposes of this Section 4.02, the “regular business hours of the recipient” shall mean the hours between 8:00 am and 5:00 pm on any business day of the recipient in the jurisdiction in which the recipient’s address is located or, if delivery is made outside of the foregoing hours or on a day that is not a business day of the recipient, then delivery shall be deemed to have occurred on the next business day of the recipient.

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SECTION 4.03. Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by authorized representatives of both Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof under any Laws or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, shall not constitute a waiver by such Party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 4.04. Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic transmission or otherwise) to the other Party.

SECTION 4.05. Further Assurances. Each Party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Investor Agreement.

SECTION 4.06. Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of thereof that would require or permit the application of the Law of another jurisdiction.

(b) The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder shall cause irreparable injury to the other Party for which damages, even if available, shall not be an adequate remedy. Accordingly, each Party hereby consents, in addition to and not in lieu of monetary damages and other relief, to the issuance of injunctive relief to compel performance of such Party’s obligations and to the granting of the remedy of specific performance of its obligations hereunder.

(c) Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United State District Court for the Southern District of the State of New York (or, if such court declines to accept jurisdiction, any state or federal court within the Borough of Manhattan, City of New York, State of New York), for the purposes of any action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum. Each Party hereto agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 4.02 shall be effective service of process for any such action or proceeding.

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(d) Each party hERETO Hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect OF any ACTION, CLAIM OR OTHER PROCEEDING directly or indirectly arising out of, under or in connection with this Agreement. Each party HERETO (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of ANY ACTION, CLAIM OR OTHER PROCEEDING, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other partY HERETO have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this SECTION 4.06(d).

SECTION 4.07. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the Parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

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SECTION 4.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Laws or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions originally contemplated hereby be consummated to the greatest extent possible.

SECTION 4.09. Limitation on Damages. Notwithstanding any other provision of this Agreement, no party shall be liable for any speculative, special or punitive damages with respect to this Agreement.

SECTION 4.10. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action or proceedings that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto, including entities that become identified parties hereto after the date hereof, and, subject only to the specific contractual provisions hereof, no former, current or future equityholders, controlling persons, affiliates or subsidiaries, or any directors, officers, employees, or agents of any party hereto or any former, current or future equityholder, controlling person, affiliate or subsidiary, or any director, officer, employee or agent of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations set out herein or in any document or instrument executed pursuant to Section 4.05 hereof. Without limiting the rights of any Party against the other Party hereto, in no event shall any Party or any of its subsidiaries seek to enforce this Agreement or make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

SECTION 4.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties and their successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 4.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party, other than an assignment by the Investor to an affiliate provided that the Investor shall remain liable for the obligations of any such assignee hereunder.

SECTION 4.13. Acknowledgment of Securities Laws. The Investor hereby acknowledges that it is aware, and that it will advise its subsidiaries and representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

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SECTION 4.14. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Aegean Marine Petroleum Network, Inc.

By	/s/ Spyros Fokas
Name: Spyros Fokas
Title: General Counsel

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR: Mercuria Asset Holdings (Hong Kong) Limited

By	/s/ Henry Birt
Name: Henry Birt
Title: Director